Exhibit 99.2

CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS OF GREENLIGHT CAPITAL RE, LTD.

This amended and restated Charter identifies the purpose, composition, meeting requirements, committee responsibilities, annual evaluation procedures and studies of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Greenlight Capital Re, Ltd., (the “Company”), which is incorporated under the laws of the Cayman Islands.

I.

PURPOSE

The Committee has been established to:

(a)

assist the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the Company;

(b)

discharge the Board’s responsibilities relating to compensation of the Company’s chief executive officer (“CEO”) and the Company’s other executive officers;

(c)

evaluate the Company’s CEO and set his or her remuneration package;

(d)

administer the Company’s incentive-compensation plans and equity-based plans;

(e)

review the disclosures in the Compensation Discussion and Analysis in the Company’s filings made pursuant to the U.S. Securities laws and produce an annual compensation committee report for inclusion in the Company’s proxy statements; and

(f)

perform such other functions as the Board may from time to time assign to the Committee.

In performing its duties, the Committee shall seek to maintain an effective working relationship with the Board and the Company’s management.

II.

COMPOSITION

The Committee shall be composed of at least three members, all of whom shall be “independent directors” as such term is defined in the rules and regulations of the Nasdaq Stock Market.  In addition, each Committee member shall be a “Non-Employee Director” as defined by Rule 16b-3 under the Securities Exchange Act of 1934 (with each member’s status in reference to Item 404(a) of Regulation S-K being determined pursuant to Note (4) to Rule 16b-3).  The members of the Committee and the Chairperson shall be selected annually by the Board and serve at the pleasure of the Board.  A Committee member (including the Chairperson) may be removed at any time, with or without cause, by the Board.  The Board may designate one or more independent directors as alternate members of the Committee, who may replace any absent or disqualified member or members at any meetings of the Committee.  The Committee shall

1

have authority to delegate responsibilities listed herein to subcommittees of the Committee or to officers of the Company to the extent permitted by applicable law or the compensation plans of the Company if the Committee determines such delegation would be in the best interest of the Company.

III.

MEETING REQUIREMENTS

The Committee shall meet as necessary, but at least once each year, to enable it to fulfill its responsibilities.  The Committee shall meet at the call of its Chairperson, preferably in conjunction with regular Board meetings.  The Committee may meet by telephone conference call or by any other means permitted by law or the Company’s memorandum and articles of association, as may be amended from time to time.  A majority of the members of the Committee shall constitute a quorum.  The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present.  Without a meeting, the Committee may act by unanimous written consent of all members.  The Committee shall determine its own rules and procedures, including designation of a chairperson pro tempore, in the absence of the Chairperson, and designation of a secretary.  The secretary need not be a member of the Committee and shall attend Committee meetings and prepare minutes.  The Committee shall keep written minutes of its meetings, which shall be recorded or filed with the books and records of the Company.  Any member of the Board shall be provided with copies of the Committee minutes if requested.

The Committee may ask members of management or others whose advice and counsel are relevant to the issues then being considered by the Committee, to attend any meetings and to provide such pertinent information as the Committee may request.

The Chairperson of the Committee shall be responsible for leadership of the Committee, including preparing the agenda, presiding over Committee meetings, making Committee assignments and reporting the Committee’s actions to the Board from time to time (but at least once each year) as requested by the Board.

IV.

COMMITTEE RESPONSIBILITIES

In carrying out its oversight responsibilities, the Committee’s policies and procedures should remain flexible to enable the Committee to react to changes in circumstances and conditions so as to ensure the Company remains in compliance with applicable legal and regulatory requirements.

The Committee shall have responsibility for oversight of the determination, implementation and administration of remuneration, including compensation, benefits and perquisites, of all members of senior management whose remuneration is the responsibility of the Board.  Such responsibility includes the following:

A.  Compensation and Evaluations

1.

To, in consultation with senior management, establish the Company’s general compensation philosophy and objectives;

2

2.

To review and affirm contractual employment and compensation arrangements, severance arrangements, changes in control provisions and agreements and any special supplemental benefits applicable to the Company’s executive officers and other such members of senior management who are the responsibility of the Board;

3.

To review and to make recommendations to the Board at least annually with respect to the base salary and to administer the annual and long-term incentive compensation of the Company’s executive officers and other such members of senior management who are the responsibility of the Board; and

4.

To review and approve the Company’s goals and objectives relevant to the compensation of the CEO, annually evaluate the CEO’s performance in light of those goals and objectives and based on this evaluation determine the CEO’s compensation level, including salary, bonus, incentive and equity compensation.

B.  Incentive-Compensation and Equity-Based Plans

1.

To review and to make periodic recommendations to the Board as to the general compensation and benefits policies and practices of the Company;

2.

To review and adopt, and to recommend to the Board for adoption or ratification as required by the applicable plan, policy or program (and for shareholder approval where required by applicable law or the memorandum and articles of association) compensation and benefits policies, plans and programs and amendments thereto, determining eligible employees and the type, amount and timing of such compensation and benefits; and

3.

To oversee the administration of such policies, plans and programs and, on an ongoing basis to monitor them to assure that they remain competitive and within the Board’s compensation objectives for executive officers and such other members of senior management.

C.  Other Duties

1.

To review and discuss with management the disclosures made in Compensation Discussion and Analysis prior to the filing of the Company’s annual report on Form 10-K and proxy statement for the annual meeting of shareholders, and recommend to the Board whether the Compensation Discussion and Analysis should be included in the Form 10-K and proxy statement;

2.

To prepare an annual compensation committee report for inclusion in the Company’s proxy statement for the annual meeting of stockholders in accordance with the applicable rules of the Securities and Exchange Commission;

3

3.

To review and make periodic recommendations to the Board as to the compensation and benefit policies of the directors of the Board;

4.

To review the adequacy of the Company’s equity award policy; and

5.

To perform such other duties as the Board may assign to the Committee.

V.

ANNUAL EVALUATION PROCEDURES

The Committee shall annually evaluate its performance to confirm that it is meeting its responsibilities under this Charter.  In this review, the Committee shall consider, among other things, (a) the appropriateness of the scope and content of this Charter, (b) the appropriateness of matters presented for information and approval, (c) the sufficiency of time for consideration of agenda items, (d) frequency and length of meetings and (e) the quality of written materials and presentations.  The Committee may recommend to the Board such changes to this Charter as the Committee deems appropriate.

VI.

AUTHORITY

The Committee has the authority, to the extent it deems appropriate, to retain one or more compensation consultants to assist in the evaluation of executives or executive compensation.  The Committee may conduct or authorize studies of matters within the Committee’s scope of responsibilities as described above, and may retain, at the expense of the Company, independent counsel or other consultants necessary to assist the Committee in any such studies.  The Committee shall have sole authority to retain and terminate any compensation consultant to be used to survey the compensation practices in the Company’s industry and to provide advice so that the Company can maintain its competitive ability to recruit and retain highly qualified personnel.  The Committee shall have the sole authority to negotiate and approve the fees and retention terms of any compensation consultant retained.

VII.

MISCELLANEOUS

Nothing contained in this Charter is intended to expand applicable standards of liability under statutory or regulatory requirements for the directors of the Company or members of the Committee.  The purposes and responsibilities outlined in this Charter are meant to serve as guidelines rather than as inflexible rules and the Committee is encouraged to adopt such additional procedures and standards as it deems necessary from time to time to fulfill its responsibilities.  This Charter, and any amendments thereto, shall be displayed on the Company’s web site and a printed copy of such shall be made available to any shareholder of the Company who requests it.

Adopted by the Compensation Committee and approved

by the Board of Directors of the Company on February 16, 2007.

4